FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FIRST QUARTER OF FISCAL 2016

~Reaffirms Full Year 2016 Guidance~

DAYTONA BEACH, Fla. - April 5, 2016 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal first quarter ended February 29, 2016.
"Our first quarter was one for the record books," stated Lesa France Kennedy, ISC Chief Executive Officer. "DAYTONA Rising completed its transformation of the Daytona International Speedway into the world's first motorsports stadium welcoming fans, industry partners and stakeholders to an unparalleled motorsports entertainment experience. A sold out crowd witnessed a spectacular photo finish awarding both Denny Hamlin and Toyota their first coveted DAYTONA 500 victory."
"Financial results for the first quarter 2016 exceeded expectations with growth in all areas of the core business. DAYTONA Rising was the driving force behind the success, providing new and unique marketing platforms for partners and new fan amenities, including, exclusive hospitality experiences, branded concessions and a completely remodeled midway that featured Fanatics' merchandise pavilion, completely reinventing the shopping experience."
"The Hollywood Casino at Kansas Speedway further contributed to the year over year first quarter earnings as we continue to increase market share in the region."
"ONE DAYTONA, our mixed use real estate development, is now underway. We have begun clearing land and preparing for vertical construction. Our strategy for ONE DAYTONA is to create synergy with DAYTONA Rising, enhance customer and partner experiences, leverage our real estate on a year-round basis and build value for our shareholders. We are targeting phase one completion in late 2017.
"We recently announced the sale of the interest in our Staten Island property. This additional capital further strengthens our financial position and contributes to the foundation of our long-term capital allocation for future investment in our business and returning capital to shareholders."

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 1

First Quarter Comparison
Total revenues for the first quarter ended February 29, 2016 were approximately $142.6 million, compared to revenues of approximately $136.6 million in the first quarter of fiscal 2015. Operating income was approximately $31.2 million during the period compared to approximately $21.6 million in the first quarter of fiscal 2015. Quarter-over-quarter comparability was impacted by:

•
Quarter-over-quarter increases in operating revenues and expenses are significantly driven by the completion of the DAYTONA Rising project for the first quarter events at Daytona International Speedway;

•
For the first quarter of fiscal 2015, we had recognized non-recurring transactions of approximately $4.9 million of inventory sold to Fanatics and $2.9 million of wholesale transactions by Motorsports Authentics ("MA"), which drove a total of $8.3 million in expense including product costs associated with these transactions, costs related to the transition of trackside merchandise operations to Fanatics, as well as partial period operating expenses incurred prior to the transition of Americrown and MA merchandise operations, for which there was no related revenue. There were no comparable transactions in the same period of fiscal 2016;

•
During the three months ended February 29, 2016, we recognized approximately $0.8 million, or $0.01 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to DAYTONA Rising. During the three months ended February 28, 2015, we recognized approximately $0.3 million, or less than $0.01 per diluted share, of similar costs;

•
During the three months ended February 28, 2015, we recognized approximately $3.9 million, or $0.05 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and other projects. There were no similar costs during the three months ended February 29, 2016;

•
During the three months ended February 29, 2016, we recognized approximately $0.9 million, or $0.01 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with capacity management initiatives and facility capital improvements. During the three months ended February 28, 2015, we recognized approximately $1.6 million, or $0.02 per diluted share, of similar losses in connection with DAYTONA Rising and capacity management initiatives; and

•
During the three months ended February 29, 2016, we capitalized approximately $0.6 million, or $0.01 per diluted share, of interest related to DAYTONA Rising. During the three months ended February 28, 2015, we recognized approximately $2.6 million, or $0.03 per diluted share, of similar interest capitalization.

Net income for the first quarter was approximately $19.8 million, or $0.43 per diluted share, compared to net income of approximately $15.0 million, or $0.32 per diluted share, in the prior year period. Excluding non-recurring, pre-opening costs associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest and a de minimis net gain on sale of certain

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 2

assets, non-GAAP (defined below) net income for the first quarter of 2016 was $20.5 million, or $0.44 per diluted share. Non-GAAP net income for the first quarter of fiscal 2015 was $16.9 million, or $0.36 per diluted share.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess our core operations, which consist of the ongoing promotion of racing events at our major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented. We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and, as such, deemed it important to provide such information to investors.
The adjustments for 2015 relate to non-recurring, pre-opening costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets.
The adjustments for 2016 relate to non-recurring, pre-opening costs incurred associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets.

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 3

	Three Months Ended
	February 28, 2015	February 29, 2016
	(Unaudited)
	( In Thousands, Except Per Share Amounts )
Net income	$14,953	$19,831
Adjustments, net of tax:
DAYTONA Rising project	184	482
Accelerated depreciation	2,372	—
Losses on retirements of long-lived assets	963	565
DAYTONA Rising project capitalized interest	(1,571)	(385)
Loss on early redemption of debt	—	—
Net gain on sale of certain assets	(16)	(39)
Non-GAAP net income	$16,885	$20,454
Per share data:
Diluted earnings per share	$0.32	$0.43
Adjustments, net of tax:
DAYTONA Rising project	0.00	0.01
Accelerated depreciation	0.05	—
Losses on retirements of long-lived assets	0.02	0.01
DAYTONA Rising project capitalized interest	(0.03)	(0.01)
Net gain on sale of certain assets	0.00	0.00
Non-GAAP diluted earnings per share	$0.36	$0.44
NASCAR is a powerful brand with a loyal fan base that we believe is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of FORTUNE 500 companies invested in NASCAR remains higher than any other sport. More than one-in-four FORTUNE 500 companies, and one-in-two FORTUNE 100 companies, use NASCAR as part of their marketing strategy and the trend is increasing. The number of FORTUNE 500 companies investing in NASCAR increased seven percent in 2015 versus prior year; and is a 20 percent improvement versus 2008.
For fiscal 2016, we have agreements in place for approximately 92.0 percent of our gross marketing partnership revenue target, which is projected to increase approximately 11.0 percent compared to 2015, primarily related to DAYTONA Rising.  We have one of our available 20 NASCAR Sprint Cup Series event entitlements either open or not announced and two of our fourteen NASCAR Xfinity Series event entitlements either open or not announced.  This is compared to last year at this time when we had approximately 88.0 percent of our gross marketing partnership revenue target sold and had entitlements for one NASCAR Sprint Cup and two NASCAR Xfinity entitlements either open or not announced.  With the vast majority of our event entitlements secured, we can focus more resources on official status categories, which will better position us to meet our gross marketing partnership revenue target for 2016.

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External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, return of capital through payments of an annual cash dividend, and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities, and state and local mechanisms to fund acquisitions and development projects.
The current capital allocation plan contemplates the following:

•
Capital expenditures remaining under the existing $600.0 million capital expenditure plan adopted by our Board of Directors in June 2013, total approximately $170.0 million for fiscal 2016 and 2017, consisting of remaining payments to contractors for the completion of DAYTONA Rising and certain planned capital projects at our remaining 12 motorsports facilities (see "Capital Expenditures"). This plan will be evaluated over the next 12 months and refined to include years subsequent to 2017 based on business requirements;

•
Additional capital expenditures related to phase one of the ONE DAYTONA project, should it proceed, will be approximately $120.0 million to $150.0 million in fiscal 2016 through 2017. Sources of funds will include, in addition to between $90.0 million to $100.0 million ultimately financed with borrowings, the public incentives discussed below and land to be contributed to the project. Additional guidance will be provided as costs and returns for the first phase of the project are finalized; and

•
Returning capital to shareholders is an important component of the overall capital allocation strategy. In February 2016, we announced we amended the price parameters of our share repurchase program with intention to make up to $37.0 million in open market repurchases of ISCA shares through fiscal year end November 30, 2016.  The Company has authorized its agent to purchase shares under revised parameters, which encompass price, corporate and regulatory requirements, capital availability and other market conditions. The objective of the revised parameters is to buy back shares on an opportunistic, but consistent, basis in 2016. At this time, we are targeting a total payout of approximately $50.0 million in fiscal 2016 through a combination of dividends and share repurchases. Through February 29, 2016, we have purchased 184,300 shares on the open market for a total of $6.2 million. The ISC Board of Directors will vote on the 2016 dividend at its next meeting on April 13, 2016. The objective for the future is to deliver a sustainable return of capital program through a balance of dividend yield and share repurchases. We will review our return of capital programs and make adjustments, if necessary, on a quarterly basis.

In addition to sources of working capital and available borrowings, our ability to execute our capital allocation plans are supported by the following:

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 5

•
Federal tax legislation passed in December 2015 provides for extension of 7-year depreciation for tax purposes on certain assets placed in service during fiscal 2015 through 2016, and bonus depreciation on capital expenditures placed in service 2015 through 2019. While the tax legislation does not impact our overall tax liability, it does impact the timing of the annual payment of cash taxes. Cash taxes paid for federal and state taxes in fiscal 2015 was approximately $45.0 million. As a result of this legislation, which was passed subsequent to our fiscal 2015 year-end, but retroactive for all assets placed in service during 2015, we currently estimate a net cash tax refund for fiscal 2016 between approximately $10.0 million to $15.0 million, primarily attributable to depreciation for assets placed in service related to DAYTONA Rising. Cash tax payments for fiscal 2017 are estimated to be between $55.0 million and $60.0 million; and

•
In March 2016, we completed an assignment of all rights, title and interest in the mortgage and underlying promissory note to an affiliate of Matrix Development Group, a New York/New Jersey area developer, and received the remaining principal balance of $66.4 million, plus additional consideration of approximately $0.3 million. We have no further commitments or contingencies related to the property or its sale. As a result, in the second quarter of fiscal 2016, we will record a gain of approximately $13.6 million, comprised of a deferred gain, interest, and other consideration paid.

The aforementioned represents certain components of our capital allocation plan for 2016. This capital allocation plan is reviewed annually, or more frequently, if necessary, based on changes in business conditions.
Capital Expenditures
An important strategy for our future growth will come from investing in our major motorsports facilities to enhance the live event experience and better enable us to effectively compete with other entertainment venues for consumer and corporate spending. To better meet our customers' expectations, we are committed to improving the guest experience at our facilities through on-going capital improvements that position us for long-term growth.
In June 2013, our board of directors endorsed a capital allocation plan for fiscal 2013 through fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all capital expenditures, excluding capitalized interest, for ISC's 13 major motorsports facilities, including approximately $400.0 million for DAYTONA Rising.
Capital expenditures for projects at existing facilities, including those related to DAYTONA Rising, were approximately $54.6 million for the first quarter of fiscal 2016. In comparison, we spent approximately $43.4 million on capital expenditures for projects at our existing facilities for the same period in fiscal 2015. Remaining capital expenditures associated with the $600.0 million capital expenditure plan will total approximately $115.4 million for the remainder of fiscal 2016 and 2017.

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DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch at Daytona, ISC's 58-year-old flagship motorsports facility, to enhance the event experience for our fans, marketing partners, broadcasters and the motorsports industry.
The vision for DAYTONA Rising placed an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector leads directly to a series of escalators and elevators that transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch, where, thanks to dozens of strategically-placed video screens in every neighborhood, fans will be able to meet and socialize during events without missing any on-track action. Every seat in Daytona's frontstretch has been replaced with wider, more comfortable seating that provides pristine sight-lines. There is also twice as many restrooms and three times as many concession stands throughout the facility.
The central neighborhood, dubbed the "World Center of Racing," features open sight-lines enabling fans to catch all the on-track action while celebrating the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
On January 12, 2016, we received our temporary certificate of occupancy which allowed us to begin moving into the facility for the upcoming race season. On January 27, 2016, ISC Chairman Jim France and Chief Executive Officer Lesa France Kennedy participated in a special ribbon-cutting ceremony to officially open the world’s first motorsports stadium during the Rolex 24 At DAYTONA Weekend on January 27-31, 2016.
For the 2016 Rolex 24 At DAYTONA Weekend, Speedweeks 2016 and the 58th annual DAYTONA 500 NASCAR Sprint Cup Series season opener, renovations for the entire facility were complete and open to guests.
We expect that by providing our fans with a better experience as well as an expansive platform for our marketing partners, including an elevated hospitality experience, DAYTONA Rising is expected to provide an immediate incremental lift in Daytona's revenues of approximately $20.0 million, and an earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million, approximately $2.1 million of which was recognized in fiscal 2015, with a mid-single-digit growth rate. We also currently anticipate the project to be accretive to our net income per share within three years of completion. While these forward-looking amounts are management’s projections and we believe they are reasonable, our actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, and/or lower than forecasted corporate sponsorships. We do not know whether these expectations will ultimately prove correct and actual revenues and operating results may differ materially from these estimates.
Despite not anticipating the need for additional long-term debt to conclude funding on this project, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period. We recorded approximately $14.6 million of capitalized interest from fiscal 2013 through the opening of the facility in fiscal 2016.

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 7

Total spending incurred for DAYTONA Rising was approximately $32.0 million during the three months ended February 29, 2016. Since inception of the project, we have spent approximately $364.8 million and have approximately $35.2 million remaining to be spent. As part of DAYTONA Rising, we have identified existing assets that are expected to be impacted by the redevelopment and that those assets have required accelerated depreciation or losses on asset retirements. During the three months ended February 29, 2016, there were no significant losses on disposal of assets and no accelerated depreciation recorded, with a total of approximately $45.4 million recognized since the inception of the project.
In addition, our depreciation expense related directly to DAYTONA Rising increased incrementally by approximately $11.9 million in fiscal 2015, and is expected to increase by an additional $15.0 million to $16.0 million in fiscal 2016. The incremental increase in depreciation expense for fiscal 2015 is based on the timing of opening approximately forty percent of the new stadium for Budweiser Speedweeks 2015 and an additional approximate ten percent of the new stadium for the 2015 Coke Zero 400.
As a result, our total depreciation expense for fiscal 2016 is estimated to be between approximately $100.0 million and $105.0 million annually, in fiscal 2016, and then decreasing, due to lower capital spending, to approximately $85.0 million to $95.0 million beginning in fiscal 2019.
In June 2014, House Bill 7095 was signed in Florida creating the Florida Sports Development Program, establishing a process for distributing state tax revenue for the construction or improvement of professional sports facilities. The DAYTONA Rising project was among the eligible applicants to receive sales tax incentives based on the project’s capital investment and amount of sales tax generated by the facility. In 2014 and 2015, we filed applications and received approvals from the state's Department of Economic Opportunity. Allocation of funds for the approved applications was not considered during the 2015 or 2016 sessions of the Florida Legislature.
ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, the proposed premier mixed use and entertainment destination across from Daytona International Speedway.
We have crafted a strategy that will create synergy with DAYTONA Rising, enhance customer and partner experiences, monetize real estate on International Speedway Blvd and leverage our real estate on year-round basis.
We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development.

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 8

The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project. We are currently proceeding with the leasing phase of the project while simultaneously completing the various necessary requirements for the CDD to access the incentives to start infrastructure work.
In March 2015, we announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development will work closely with ISC’s development resources on the project. The Legacy Development team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-used retail destination across from our Kansas Speedway.
We have completed the conceptual design for the first phase of ONE DAYTONA. This first phase will be comprised of three components: retail, dining and entertainment (“RD&E”); hotels; and residential.
The RD&E component of phase one will be owned and operated 100.0 percent by us. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We estimate the total cost for developing phase one to be approximately $120.0 million to $150.0 million. Sources of funds will include, in addition to borrowings, the public incentives discussed above and land to be contributed to the project.
Bass Pro Shops, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, have executed leases to anchor ONE DAYTONA. We are in active discussions with other potential tenants for ONE DAYTONA and have recently announced leases with P.F. Chang's, Hy’s Toggery and Kilwins Confections. Additional leases will be announced in the near future.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA that will be known as The Daytona. They have also decided to move forward with their option to build a Fairfield Inn & Suites by Marriott as a flag for one of their approximately 105-room selected service hotel within ONE DAYTONA. As part of the partnership agreement, our portion of equity will be limited to our land contribution and we will share in the profits from the joint venture.
Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Prime Group is proceeding with the development in ONE DAYTONA for an approximately 276 luxury apartment rental units that will add additional critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share in the profits from the joint venture.
We have commenced site work on the property and began preparations for vertical construction. We are targeting phase one completion late 2017. We expect our investment in phase one of ONE DAYTONA to meet or exceed our cost of capital. Any future phases will be subject to prudent business considerations.

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Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in our financial statements as of February 29, 2016. Our 50.0 percent portion of Kansas Entertainment’s net income was approximately $3.2 million and $4.0 million for the first quarter of fiscal years 2015 and 2016, respectively, and is included in equity in net income from equity investments in our consolidated statements of operations.
Distributions from Kansas Entertainment for the three months ended February 29, 2016, totaling approximately $4.5 million, consist of approximately $4.3 million received as a distribution from its profits, included in net cash provided by operating activities on our statement of cash flows, with the remaining approximately $0.2 million received recognized as a return of capital from investing activities. Distributions from Kansas Entertainment for the three months ended February 28, 2015, totaling $5.5 million, consist of approximately $3.5 million received as a distribution from its profits, included in net cash provided by operating activities on our statement of cash flows, with the remaining approximate $2.0 million received recognized as a return of capital from investing activities. For fiscal 2016, cash distributions from the casino joint venture will be approximately $28.0 million to $29.0 million.

Fiscal 2016 Financial Outlook
ISC reiterates its previously announced 2016 full year non-GAAP guidance.
•Revenue: $660.0 million to $670.0 million
•EBITDA margin: 32.5% to 33.5%
•Operating margin: 16.5% to 18.0%
•Effective tax rate: 38.5% to 39.0%
•Diluted earnings per share: $1.45 to $1.60
The Company also provided guidance for EBITDA to range between $215.0 million to $225.0 million.  Incremental to ISC's EBITDA estimate are cash distributions from its equity investment in the Hollywood Casino, estimated to range between $28.0 million to $29.0 million. Following completion of DAYTONA Rising the Company will recognize less capitalized interest in subsequent quarters; as a result, interest expense will range between $15.0 million to $15.5 million on a non-GAAP basis.
Contributing significantly to the growth in fiscal 2016 are contracted revenues associated with the industry's 10-year broadcast agreement and elements of DAYTONA Rising, which were largely recognized in the first quarter. Event schedules and results for fiscal second through fourth quarters will be comparable to 2015.
ISC's fiscal 2016 non-GAAP earnings per share guidance excludes any non-recurring, pre-opening income statement impact attributable to the completion of the DAYTONA Rising project, including non-capitalized costs

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 10

and losses associated with retirements of certain other long-lived assets, partially offset by capitalized interest expense.  Also excluded are potential non-capitalized costs or charges that could be recognized related to our ONE DAYTONA development, start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel, any costs related to legal settlements, the gain on the sale of our Staten Island property, gain or loss on sale of other assets, accelerated depreciation and future loss on retirements or relocation of certain long-lived assets, which could be recorded as part of capital improvements other than DAYTONA Rising resulting in removal of assets prior to the end of their actual useful life.
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry.  Building on this foundation we will continue to execute our five year, $600 million capital allocation plan through 2017.  For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."

Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 55812085.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A transcript and a replay will be available two hours after the end of the call through midnight Tuesday, April 19, 2016. To access, dial (855) 859-2056 and enter the code 55812085, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 11

historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 12

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	February 28, 2015	February 29, 2016
	(Unaudited)
REVENUES:
Admissions, net	$30,544	$31,855
Motorsports and other event related	87,431	98,723
Food, beverage and merchandise	14,735	8,316
Other	3,842	3,736
	136,552	142,630
EXPENSES:
Direct:
NASCAR event management fees	27,296	28,080
Motorsports and other event related	23,498	24,880
Food, beverage and merchandise	12,443	6,246
General and administrative	26,136	26,292
Depreciation and amortization	24,009	25,046
Losses on asset retirements	1,579	920
	114,961	111,464
Operating income	21,591	31,166
Interest income	19	30
Interest expense	(1,468)	(3,089)
Equity in net income from equity investments	3,244	3,970
Other	26	64
Income before income taxes	23,412	32,141
Income taxes	8,459	12,310
Net income	$14,953	$19,831

Earnings per share:
Basic and diluted	$0.32	$0.43

Basic weighted average shares outstanding	46,583,832	46,620,549

Diluted weighted average shares outstanding	46,596,605	46,634,970

Comprehensive income	$15,117	$19,996

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 13

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2015	February 28, 2015	February 29, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$160,548	$161,864	$190,092
Receivables, less allowance	42,112	83,281	107,183
Inventories	1,639	2,629	1,694
Income taxes receivable	572	862	—
Deferred income taxes	—	2,789	—
Prepaid expenses and other current assets	60,673	12,999	69,568
Total Current Assets	265,544	264,424	368,537

Property and Equipment, net	1,448,964	1,395,699	1,464,586
Other Assets:
Equity investments	103,249	118,972	102,719
Intangible assets, net	178,626	178,627	178,625
Goodwill	118,791	118,791	118,791
Other	4,489	65,917	4,697
	405,155	482,307	404,832
Total Assets	$2,119,663	$2,142,430	$2,237,955
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,074	$3,366	$3,088
Accounts payable	56,968	35,038	40,792
Deferred income	38,243	85,934	100,354
Income taxes payable	—	—	7,945
Other current liabilities	20,344	20,147	18,817
Total Current Liabilities	118,629	144,485	170,996

Long-Term Debt	262,762	268,118	262,640
Deferred Income Taxes	336,232	357,413	387,416
Long-Term Deferred Income	6,969	8,286	7,122
Other Long-Term Liabilities	1,856	1,873	2,042
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	263	262	262
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	199	200	199
Additional paid-in capital	449,136	448,224	448,110
Retained earnings	946,940	917,386	962,326
Accumulated other comprehensive loss	(3,323)	(3,817)	(3,158)
Total Shareholders’ Equity	1,393,215	1,362,255	1,407,739
Total Liabilities and Shareholders’ Equity	$2,119,663	$2,142,430	$2,237,955

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 14

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended
	February 28, 2015	February 29, 2016
	(Unaudited)
OPERATING ACTIVITIES
Net income	$14,953	$19,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,009	25,046
Stock-based compensation	706	749
Amortization of financing costs	445	442
Interest received on Staten Island note receivable	1,162	1,162
Deferred income taxes	3,032	51,078
Income from equity investments	(3,244)	(3,970)
Distribution from equity investee	3,520	4,257
Loss on retirements of long-lived assets, non-cash	379	911
Other, net	(6)	(20)
Changes in operating assets and liabilities:
Receivables, net	(55,683)	(65,071)
Inventories, prepaid expenses and other assets	(3,748)	(10,438)
Accounts payable and other liabilities	2,237	(4,489)
Deferred income	51,629	62,264
Income taxes	5,339	8,518
Net cash provided by operating activities	44,730	90,270
INVESTING ACTIVITIES
Capital expenditures	(43,418)	(54,589)
Distribution from equity investee and affiliate	1,980	243
Other, net	3	48
Net cash used in investing activities	(41,435)	(54,298)
FINANCING ACTIVITIES
Payment of long-term debt	(278)	(207)
Reacquisition of previously issued common stock	—	(6,221)
Net cash used in financing activities	(278)	(6,428)
Net increase in cash and cash equivalents	3,017	29,544
Cash and cash equivalents at beginning of period	158,847	160,548
Cash and cash equivalents at end of period	$161,864	$190,092

International Speedway Corporation - 1Q Fiscal 2016 Financial Results I 15